PRESS RELEASE

						FOR IMMEDIATE RELEASE

VERTEX INTERACTIVE INC. ANNOUNCES AGREEMENT
TO SELL XEQUTE SOLUTIONS, INC.
IN A REVERSE MERGER

*Vertex to retain 54% control of new entity in an all stock transaction*


Paramus, New Jersey (August 18, 2003)VERTEX INTERACTIVE INC. (OTCPK:VETX), (Vertex or the Company), a leading provider of Internet enabling business-to-business fulfillment solutions, announced today that it has entered into an asset purchase agreement pursuant to which it would sell all of the assets and certain liabilities of XeQute Solutions, Inc., its wholly-owned subsidiary, to JAG Media Holdings, Inc. (OTCBB:JGMHA). XeQute is Vertex's principal subsidiary and a provider of supply chain management technologies and services, including enterprise software systems and applications, software/hardware maintenance services and consulting services, which enable its customers to more effectively manage their order, inventory and warehouse management needs.

"We are very excited about this proposed transaction with XeQute Solutions, Inc.," said Gary Valinoti, President & Chief Executive Officer of JAG Media. "We believe that XeQute's order management and other supply chain software business is in an excellent position to take advantage of what many believe will be an increase in IT spending over the next several years creating excellent value for JAG Media's stockholders," continued Valinoti."

Nicholas Toms, CEO of Vertex Interactive and XeQute Solutions, Inc., said "We believe this will be a great transaction for both companies. JAG's position in the financial markets and its public company status provide an excellent infrastructure to raise the capital necessary for XeQute to benefit from the improving economy and opportunities now emerging in its key markets. This combination, we believe, should create a strong company with an excellent balance sheet in the supply chain software business. We look forward to working with Gary Valinoti, and his team to make this a success for all our stockholders".

Under the terms of the asset purchase agreement JAG will establish a newly formed wholly owned subsidiary which will purchase the assets and certain liabilities of XeQute. Upon closing of the transaction, in consideration of the transfer of the assets and liabilities of XeQute as described above, JAG will issue shares of its Class A common stock to XeQute, which upon issuance would represent 54% of the Company's outstanding common stock on a fully diluted basis, after allowing for up to $8 million of new financing. Based upon JAG's closing price of $0.XX per share yesterday, it is estimated that the transaction value to Vertex would be not less than $32 million. Such shares will be subject to various post-closing lock-up provisions, including, among others, a provision restricting the shares from being registered for sale prior to twelve (12) months after the closing of the transaction. Assuming that the transaction is completed, it is Vertex's intention after such period to seek stockholder approval to distribute such shares to its stockholders as a special dividend.

The closing of the transaction is subject to various conditions, including, among others, the parties agreeing upon various schedules to the asset purchase agreement, XeQute providing JAG Media with complete financial statements for XeQute for the two fiscal years through September 30, 2002 and the nine month period through June 30, 2003, and XeQute arranging a private placement for $8 million to be consummated at the closing.

Upon consummation of the transaction, JAG's current management team will resign from their positions as executive officers and directors of JAG Media Holdings but will continue to be involved as consultants or employees to JAG Media LLC, JAG's operating subsidiary, for varying periods of time. The transaction with XeQute will also trigger the change-in-control provisions in the existing employment agreements of JAG's current management team, resulting in the issuance of new options to acquire shares of the Company's stock and severance payments to such individuals.

Upon the closing of the transaction, JAG will also take various corporate actions including, an appropriate name change to better reflect the new overall business of the Company, the election of new XeQute nominees to the Board of Directors and a recapitalization pursuant to which the Company's Class A common stock and Series 1 Class B common stock will be exchanged for a new Series 4 Class B common stock on a one-for-one basis. The new Series 4 Class B shares shall be issued and traded in certificated form only, may not be registered in the name of a nominee such as Cede & Co. or The Depository Trust Company and at all times the name of the beneficial owner of such shares shall be reflected on the face of the certificate. The new Series 4 Class B shares will also reflect the new name of the Company and would have a new CUSIP number and ticker symbol.

The asset purchase agreement summarized above will be filed with the SEC as an exhibit to a Current Report on Form 8-K. There is no assurance that the conditions to the proposed transaction will be met or, if met, that the transaction will be consummated.

Any shares of JAG Media Holdings, Inc. and XeQute Solutions, Inc. to be offered and sold as described herein will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of JAG Media Holdings, Inc. and XeQute Solutions, Inc. in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including ``JAG Notes'', the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.

About XeQute Solutions, Inc.

XeQute Solutions is a provider of supply chain management technology. XeQute offers a comprehensive range of software systems and tools, from point solutions, to integrated end-to-end hardware and software solutions, for enterprise wide and collaborative supply chain optimization.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

###